                                               Filed pursuant to Rule 424(b)(5)
                                                    Registration No. 333-127233

                         FREE WRITING PROSPECTUS FOR
                         MERRILL LYNCH MORTGAGE INVESTORS, INC.,
(MERRILL LYNCH LOGO)     SERIES 2006-RM1
--------------------------------------------------------------------------------

                               ABS NEW TRANSACTION


                             FREE WRITING PROSPECTUS

                          $[317,762,000] (APPROXIMATE)
                     MERRILL LYNCH MORTGAGE INVESTORS, INC.
                    MORTGAGE LOAN ASSET-BACKED CERTIFICATES,
                                 SERIES 2006-RM1



                      MERRILL LYNCH MORTGAGE LENDING, INC.
                                     SELLER

                     MERRILL LYNCH MORTGAGE INVESTORS, INC.
                                    DEPOSITOR

                           RESMAE MORTGAGE CORPORATION
                                   ORIGINATOR

                           WILSHIRE CREDIT CORPORATION
                                    SERVICER


                                       []
                                     TRUSTEE


                                 MARCH [7], 2006

--------------------------------------------------------------------------------
Recipients should read the information contained in the Important Notices section following the cover page of this Free Writing Prospectus.

                        FREE WRITING PROSPECTUS FOR
                        MERRILL LYNCH MORTGAGE INVESTORS, INC.,
(MERRILL LYNCH LOGO)    SERIES 2006-RM1
--------------------------------------------------------------------------------

                                IMPORTANT NOTICES

The depositor has filed a registration statement (including a prospectus) with the SEC (File no. 333-127233) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus when it is available if you request it by calling the toll-free number at 1-800-248-3580.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes any inconsistent information contained in any prior similar free writing prospectus relating to these securities.

Numerous assumptions were used in preparing the Free Writing Prospectus which may or may not be stated therein. The Free Writing Prospectus should not be construed as either projections or predictions or as legal, tax, financial or accounting advice.

Any yields or weighted average lives shown in the Free Writing Prospectus are based on prepayment assumptions and actual prepayment experience may dramatically affect such yields or weighted average lives. In addition, it is possible that prepayments on the underlying assets will occur at rates slower or faster than the rates assumed in the Free Writing Prospectus. Furthermore, unless otherwise provided, the Free Writing Prospectus assumes no losses on the underlying assets and no interest shortfall. The specific characteristics of the securities may differ from those shown in the Free Writing Prospectus due to differences between the actual underlying assets and the hypothetical assets used in preparing the Free Writing Prospectus.

This communication shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of the securities discussed in this Free Writing Prospectus in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Please be advised that asset-backed securities may not be appropriate for all investors. Potential investors must be willing to assume, among other things, market price volatility, prepayments, yield curve and interest rate risk. Investors should fully consider the risk of an investment in these securities.

--------------------------------------------------------------------------------
Recipients should read the information contained in the Important Notices section following the cover page of this Free Writing Prospectus.

standard info request:


% OF COLLATERAL WITH SILENT SECONDS:           46.81%
CLTV OF LOANS WITH SILENT SECONDS:             99.76%

Please provide DTI buckets (by 5) for all documentation types, showing:
Aggregate Balance, % Aggregate Balance, Average Balance, Fico, LTV, WAC, and % 2nd Lien

                               % OF TOTAL   AVG                                               % 2ND           % FULL
TYPE                           COLLATERAL LOAN SIZE   WAC  FICO  LTV    CLTV    DTI    % IO    LIEN    % ARM    DOC  % N/O/O  % MI
1st Lien IO                        29.02%   275,215  7.905  652  81.30  94.12  44.14  100.00    0.00   99.82   34.18    6.44  0.00
1st Lien Non-IO                    60.64%   197,228  8.207  624  80.98  90.13  42.63    0.00    0.00   93.37   37.97    5.66  0.00
1st Lien ARMs (incl. IO)           85.59%   221,476  8.111  633  81.38  91.86  43.28   33.85    0.00  100.00   35.88    5.96  0.00
1st Lien Fixed (incl. IO)           4.07%   153,869  8.072  631  74.96  82.17  39.64    1.29    0.00    0.00   54.83    4.82  0.00
1st Lien Balloons (incl 40/30)     10.30%    58,950 11.009  660  99.77  99.77  43.98    0.00  100.00    0.00   32.52    0.00  0.00
2nd Lien                            0.04%    27,436 10.572  634  99.66  99.66  44.37    0.00  100.00    0.00   46.78    0.00  0.00
N/O/O                               5.30%   172,648  8.670  640  83.42  83.42  37.75   35.23    0.00   96.30   59.79  100.00  0.00
2-4 Family                          5.81%   229,645  8.408  656  82.60  90.61  44.17   36.89    9.63   88.51   28.17   10.92  0.00
MH
All Collateral                    100.00%   169,769 8.4090  636  83.02  92.28  43.20   29.02   10.34   85.59   36.31    5.30  0.00

Notes:

N/O/O is all 2nd Home and Investment Properties
Balloons includes 40-year amortizers with 30-year final
MI is lender-paid mortgage insurance
CLTV only for loans in pool (not including silent seconds, or known junior liens outside pool)

                         FREE WRITING PROSPECTUS FOR
                         MERRILL LYNCH MORTGAGE INVESTORS, INC.,
(MERRILL LYNCH LOGO)     SERIES 2006-RM1
--------------------------------------------------------------------------------

                               ABS NEW TRANSACTION


                             FREE WRITING PROSPECTUS

                          $[317,762,000] (APPROXIMATE)
                     MERRILL LYNCH MORTGAGE INVESTORS, INC.
                    MORTGAGE LOAN ASSET-BACKED CERTIFICATES,
                                 SERIES 2006-RM1



                      MERRILL LYNCH MORTGAGE LENDING, INC.
                                     SELLER

                     MERRILL LYNCH MORTGAGE INVESTORS, INC.
                                    DEPOSITOR

                           RESMAE MORTGAGE CORPORATION
                                   ORIGINATOR

                           WILSHIRE CREDIT CORPORATION
                                    SERVICER


                                       []
                                     TRUSTEE



                                 MARCH [7], 2006

--------------------------------------------------------------------------------
Recipients should read the information contained in the Important Notices section following the cover page of this Free Writing Prospectus.

                         FREE WRITING PROSPECTUS FOR
                         MERRILL LYNCH MORTGAGE INVESTORS, INC.,
(MERRILL LYNCH LOGO)     SERIES 2006-RM1
--------------------------------------------------------------------------------

                                IMPORTANT NOTICES

The depositor has filed a registration statement (including a prospectus) with the SEC (File no. 333-127233) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus when it is available if you request it by calling the toll-free number at 1-800-248-3580.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes any inconsistent information contained in any prior similar free writing prospectus relating to these securities.

Numerous assumptions were used in preparing the Free Writing Prospectus which may or may not be stated therein. The Free Writing Prospectus should not be construed as either projections or predictions or as legal, tax, financial or accounting advice.

Any yields or weighted average lives shown in the Free Writing Prospectus are based on prepayment assumptions and actual prepayment experience may dramatically affect such yields or weighted average lives. In addition, it is possible that prepayments on the underlying assets will occur at rates slower or faster than the rates assumed in the Free Writing Prospectus. Furthermore, unless otherwise provided, the Free Writing Prospectus assumes no losses on the underlying assets and no interest shortfall. The specific characteristics of the securities may differ from those shown in the Free Writing Prospectus due to differences between the actual underlying assets and the hypothetical assets used in preparing the Free Writing Prospectus.

This communication shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of the securities discussed in this Free Writing Prospectus in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Please be advised that asset-backed securities may not be appropriate for all investors. Potential investors must be willing to assume, among other things, market price volatility, prepayments, yield curve and interest rate risk. Investors should fully consider the risk of an investment in these securities.

--------------------------------------------------------------------------------
Recipients should read the information contained in the Important Notices section following the cover page of this Free Writing Prospectus.

MLMI 2006-RM1

1ST LIEN

RANGE OF CREDIT SCORES

                              AGGREGATE                            WEIGHTED     AVERAGE     WEIGHTED
                 NUMBER OF    PRINCIPAL    PERCENT OF    WEIGHTED   AVERAGE    PRINCIPAL    AVERAGE     PERCENT
RANGE OF         MORTGAGE      BALANCE       MORTGAGE    AVERAGE    CREDIT      BALANCE     ORIGINAL     FULL     PERCENT
CREDIT SCORES       LOANS    OUTSTANDING       POOL       COUPON     SCORE    OUTSTANDING      LTV        DOC        IO
476 to 500               2       $168,026      0.04%       9.27%      500        $84,013     57.35%      0.00%      0.00%
501 to 525              64     11,723,179       2.53       9.466      514        183,175      76.59      48.51          0
526 to 550             101     17,403,063       3.75       8.982      539        172,308      75.78      54.68       0.95
551 to 575             140     29,380,411       6.33       8.601      564        209,860      79.58      41.66      14.45
576 to 600             287     53,556,239      11.54       8.323      589        186,607      81.07      55.98       24.6
601 to 625             499    106,730,806      22.99       8.176      612        213,889      81.86      32.87      32.87
626 to 650             394     86,784,438      18.69       8.047      638        220,265      81.87      34.07      31.48
651 to 675             271     64,680,987      13.93       7.791      663        238,675      81.61      34.67      43.01
676 to 700             176     42,376,334       9.13       7.742      687        240,775      81.23      32.29       40.4
701 to 725              96     24,517,189       5.28       7.702      711        255,387      81.97      33.02      47.39
726 to 750              59     14,607,004       3.15        7.66      738        247,576      80.14      14.67      49.09
751 to 775              32      8,186,524       1.76       7.616      760        255,829      80.36      14.88      48.91
776 to 800              15      3,408,493       0.73       7.638      786        227,233      80.66      15.25      62.31
801 to 825               2        730,987       0.16       7.377      806        365,493      85.85      58.48      58.48
TOTAL:               2,138   $464,253,679    100.00%       8.11%      633       $217,144     81.08%     36.74%     32.37%

2ND LIEN

RANGE OF CREDIT SCORES

                               AGGREGATE                             WEIGHTED     AVERAGE     WEIGHTED
                NUMBER OF      PRINCIPAL    PERCENT OF   WEIGHTED    AVERAGE     PRINCIPAL     AVERAGE    PERCENT
RANGE OF        MORTGAGE       BALANCE        MORTGAGE    AVERAGE     CREDIT      BALANCE      ORIGINAL      FULL    PERCENT
CREDIT SCORES     LOANS      OUTSTANDING         POOL     COUPON       SCORE    OUTSTANDING       LTV         DOC       IO
551 to 575            1           $45,973        0.09%     11.99%        571        $45,973     100.00%      0.00%     0.00%
576 to 600           55         2,542,980         4.75     11.529        590         46,236         100      85.59         0
601 to 625          206        10,953,225        20.46     11.519        613         53,171        99.5      32.58         0
626 to 650          221        12,491,995        23.33     11.321        638         56,525       99.83      33.97         0
651 to 675          164        10,309,527        19.26     10.961        662         62,863       99.89      32.26         0
676 to 700          108         6,723,431        12.56     10.486        687         62,254       99.68      29.02         0
701 to 725           73         4,801,492         8.97     10.231        711         65,774       99.72      28.44         0
726 to 750           44         3,065,903         5.73     10.335        737         69,680         100      18.87         0
751 to 775           27         1,782,558         3.33      10.66        759         66,021         100        6.1         0
776 to 800           12           749,025          1.4     10.415        787         62,419         100      15.98         0
801 to 825            1            75,941         0.14      10.65        808         75,941         100          0         0
TOTAL:              912       $53,542,049      100.00%     11.01%        660        $58,708      99.77%     32.57%     0.00%